Exhibit 10.56

Credit Facility Agreement

No. (2006) Zhen Zhong Yin E Xie Zi 000177

Applicant (hereinafter “Party A”): Shenzhen BAK Battery Co., Ltd
Legal Representative: Xiangqian Li
Address: Kuichong Town, Longgang District, Shenzhen
Telephone No: 0755-89770433

Creditor (hereinafter “Party B”): Shenzhen Branch, Bank of China
Person in Charge: Yongkuan Duan
Address: No. 2022, Construction Road, Shenzhen
Telephone No: 0755-28922013

In order to develop the long-term, stable, mutual benefit cooperation relationship between Party A and Party B, both parties have entered into this Agreement under the principle of voluntaries, equity, mutual benefits and trustworthiness.

Article 1. Credit Facility

(1)

Party B provides Party A the credit facility of no more than RMB 500,000,000.00 yuan from August 31 2006 to August 31 2007. Party A may apply for different currencies within the aforesaid amount. If the credit facility provided by Party B involves more than one currency, all credit facility shall be converted by the internal conversion rate on the date of the business happens. Once Party A applies the credit facility under this Agreement, it shall become its indebtedness to Party B and the aforesaid legal application documents shall form part of this Agreement;

(2)	The types and divisions of the business within the credit facility:

Content	Sum (Currency)
1. Credit line	RMB 300,000,000.00 yuan
2. Credit line for opening a bank account for bill of exchange
3. Discount for business bill of exchange within the country	RMB 100,000,000.00 yuan

4. Credit facility for import and getting letter of credit	RMB 100,000,000.00 yuan
5. Credit facility for Issuance of Guaranty Letter
6. Inward negotiation under guarantee/guaranty amount for delivery of goods
7. Outward negotiation under guarantee/facturing/discount amount
8. The amount of export and package
9. Credit facility for foreign exchange transaction

The aforesaid amount shall be applied in writing by Party A and by the consensus of Party B. The division of the amount shall be adjusted by the internal conversion rate, but the maximum amount of use shall not exceed the maximum credit facility of this Agreement.

Article 2. The Term of Credit Facility
The term of the credit facility of this Agreement is one year (from August 31, 2006 to August 31, 2007). The aforesaid facility can be used from time to time if Party A applies for it and the application is approved by Party B.

Article 3. Use of Credit Facility
Party A shall use the credit facility in accordance with the requirements of using it which stipulated in Clause 2 of Article 1.

Article 4. Security
All the indebtedness of every single credit facility under this Credit Facility Agreement shall be guaranteed by Mr. Xiangqian Li in accordance with No. 0184 Guaranty Contract of 2006 Zhen Zhong Yin Si Bao E.

Article 5. Use of Credit Facility under this Agreement
Party A shall use the credit facility under this Agreement with satisfaction of all the following conditions:

(1)	Credit Facility Agreement has become valid;
(2)	All legal documents provided by Party A as required by Party B under this Agreement are qualified and completed;
(3)	Party A shall provide Party B with Party B’s uniform application form and/or loan receipt;
(4)	All the above applications have been approved by Party B;
(5)	The performance of Party A has been accepted by Party B if Party B requires Party A to provide other supplementary legal documents or provide greater guaranty under the application form;
(6)	The usage of credit facility shall be in accordance with the relevant laws, regulations and policies of the People’s Republic of China.

Article 6. Interest and Expense
1.     Interest

(1). Interest rate: the interest rate will be calculated by Party B in accordance with the interest rate formulated and promulgated by the People’s Bank of China on the date of loan/prepayment (of which the prepaid foreign currency under the credit facility shall be charged at an interest rate 20% up of the foreign loan interest rate in the corresponding period, while RMB shall be charged at the overdue loan interest rate; packing loan exchange shall be charged as agreed); Party B shall act according to the stipulations and it is not necessary for Party B to inform Party A and the guarantor if there are changes to the interest rate or the formulation of interest rate;

The interest rate of every single credit facility shall be decided by both Party A and Party B while they are carrying out the business.

(2). Basis for calculating the interest:

A. The basis for calculating the interest: RMB 30 days, foreign exchange 360 days;

B. The prepaid amount under the credit facility shall be calculated according to the actual number of days between the imprest day and the repayment day;

(3). The interest calculation formula: the interest shall be calculated once a month, and the interest calculation day is the 20th day of each month; the prepayment interest under the settlement of credit facility shall be calculated by the actual imprest days; the interest shall be repaid at the same time as when the loan is repaid;

(4). Payment of interest: Party A shall pay the interest on the interest calculation day, Party B canalso deduct directly from Party A’s deposit account;

(5). Compound interest:

If Party A cannot pay the interest on time and the money he borrows is in RMB, Party B has the right to impose an interest rate compounded every season (or month) on the unpaid interest, according to the overdue interest rate agreed between the two parties, starting from the date of interest settlement; if the money he borrows is in foreign currency, a penalty interest rate shall be added on the loan interest rate agreed by both Party A and Party B as to the credit facility, until the interest has been repaid.

(6). The interest on overdue loan and misused loan:

If Party A does not repay the loan in accordance with the loan repayment plan and he has not reached an Agreement with Party B, Party A has encumbered an overdue loan. If the money he borrows is in RMB, Party B has the right to add a 50% penalty interest on the base loan interest rate under the credit facility agreed by both Party A and Party B. If the loan is in foreign currency, then a 20% penalty interest rate will be added on the base loan interest rate agreed by both Party A and Party B; if Party A has not used the loan for the purpose agreed by both Parties and the money he borrows is in RMB, Party B has the right to add a 100% penalty interest of the misused parts on the base loan interest rate agreed by both Parties. If the money Party A borrows is in foreign currency, Party B has the right to add a 50% penalty interest on the base interest rate agreed by both Parties.

2.     Expense

Party B has the right to charge all expenses in accordance with the fee types and rates according to the Party B’s requirements. The expense rate and its collection method shall be determined by both Party A and Party B. Any expenses resulting from performing this Agreement other than this Clause shall be paid by Party A.

Article 7. Rights and Obligations
(1). Party A has the right to use the credit facility under this Agreement in accordance with the requirements of this Agreement;

(2). Party A shall pay all payable credit facility and its interest, expenses on time in accordance with the stipulations of this Agreement and other relevant application letter, where:

(I). the credit facility under the exporter’s packing loan, inward documentary bill, sum shall be repaid on or before the due date.

Party A shall apply in writing to Party B one month in advance if he foresees that he cannot repay the sum and needs to extend the term. Party B has the right to decide whether or not to extend the term.

(II). Under the terms of letter of credit:

After receiving the acceptance/payment phone call or written notice, Party A shall go to Party B’s place and conduct the acceptance/payment within three working days; Party A and/or the guarantor shall repay it as required no later than when Party B pays to the beneficiary; if there are discrepancies of the documents under the terms of letter of credit, Party B has the right to refuse to pay for it; if Party A accepts the discrepancies under the deferred letter of credit and accepts to pay for it, then Party B has the right to require Party A to accept and pay for it after Party A has paid guaranty money to some degree. Any responsibilities resulted shall be borne by Party A; if there are some disputes about whether or not it shall be accepted or shall be paid, Party B has the right to dispose of it according to international customs.

(III). Under the terms of Guaranty Letter:

Party A shall make the payment in Party B’s place and deposit sufficient money in the guaranty account which is opened in Party B’s place within three working days from the date when Party A receives Party B’s payment phone call of the Guaranty Letter or written notice. Without regard to the reasons which cause the beneficiary to require Party B to make the compensation payment under this Agreement and which leads Party B to pay, Party A shall repay all principal, interest and other relevant expenses within five working days.

The proof of indebtedness of Party A to Party B shall include but is not limited to the following documents:

i.	The application letter, loan receipt filled in by Party A or account transfer or payment receipt;
ii.	The Letter of Credit, Guaranty Letter and other bills, receipts which signed off by Party B under the terms of this Agreement;
iii.	The beneficiary’s compensation claim documents;
iv.	Party B’s account statement or computer record or other payment proofs;

(3). The abovementioned operations include: Loan in RMB/Foreign Currency; Issuance of L/C with or without reduction of deposit; exporter’s packing loan; discount of bank/commercial draft; inward documentary bill; outward documentary bill; bank guarantee; acceptance of bank draft. Despite the reasons which might cause Party B unable to claim the payment from the third party under the terms of this credit facility (including the counterparty refusing to pay), Party B has the right to reimburse directly from Party A or deduct directly from the authorized principal, interest and expenses from Party A’s account.

(4). Party A shall deposit sufficient money into the account opened at Party B’s place before the due date of accepted bill of exchange in order to prepare to pay; if Party A cannot deposit sufficient money into the account on time and cause Party B to imprest, Party B has the right to reimburse from Party A or deduct directly the relevant imprested principal, interest and expenses from Party A’s account;

(5). While Party A use credit facility of transactions in foreign currency, he should comply with the stipulations in other legal documents which he signs with Party B, and the aforesaid legal documents shall form part of this Agreement;

(6). Party A shall report to Party B in writing by season the main financial statement and main project process which include but are not limited to the documents and materials of the reports, charts of management status and financial status. Party A guarantees that the information provided is accurate, authentic, completed and valid;

(7) The total volume of settlement, agent and deposit conducted by Party A in Party B and its branch shall not be less than (/)% of all the same transactions in all financial institutions by Party A or the ratio of the volume of settlement, transaction and deposit conducted by Party A in Party B out of Party A’s settlement, total transaction and total deposit shall not be less than the ratio of credit facility to Party A provided by Party B out of the total credit facility of financial institutions. The higher ratio between them shall prevail.

(8). Party A has the responsibility to inform Party B in writing under the following circumstances:

I. Any breaches of the Loan Contract, the Credit Facility Agreement and the Credit Facility Contract, Guaranty Contract signed by Party A and Bank of China and its departments or branches, other banks, non-banking financial institutions and any breaches of the Credit Facility Contract, Guaranty Contract or any other Credit Facility Contract which signed with other creditors;

II. Changes in any subordination relationships, changes of main business scope, alterations of directors of board and senior management staff, modification of Contract of Equity Joint Venture and articles of associations and adjustment of inner organization;

III. Material violation of principles, violation of law or compensation claims relating to Party A or Party A’s chief leader;

IV. The serious difficulties occur in Party A’s management and the deterioration of financial situation;

V. Party A has already undertaken or would undertake the indebtedness, possible indebtedness or mortgage, pledge to the third party;

VI. Any litigation or arbitration arising from the disputes of Party A’s material creditor’s rights and indebtedness;

VII. Other situations which may affect Party A’s financial status or indebtedness repay ability;

(9). Party A undertakes that the possible indebtedness and disposal of fixed assets shall not affect its ability to repay the indebtedness to Party B;

(10). Party A shall accept Party B’s credit facility inspection and supervision and provide sufficient cooperation to Party B;

(11). Even though Party A has already signed any forms of counter-guarantee Agreement regarding his guarantee responsibilities under the terms of this Agreement, this Agreement shall not legally or practically affect Party B’s rights under the terms of this Agreement;

(12). Party A shall obtain Party B’s written approval in the following circumstances:

I. Material changes in system which include reducing the registered capital in any forms, division, merge, restructuring, shareholding change or cessation, dissolution, or suspension of a business;

II. Material events concerning transfer of investment and assets;

III. Conducting transaction regaring property rights and business rights by way of leasing, contracting, affiliation, or custody;

IV.  Material share alteration or share transfer regarding Party A;

(13). If any commercial businesses under this Agreement need to be insured, Party A shall do the insurance in accordance with the requirements of Party B and the relevant insurance fee shall be paid by Party A;

(14). Party A’s asset-liability ratio shall not exceed 70% within the period of credit facility which is stipulated in Article 2 of this Agreement;

(15). Party B shall provide inquiry, agency, settlement and other intermediary service within its business scope on Party A’s commands;

(16). Party A shall pay Party B an annual fee of RMB ( / ) yuan at one time by (/) within three working days after this Agreement comes into force;

(17). Party A confirms that Party B has the right to authorize the institutions of Shenzhen branch, Bank of China (including its branch and sub-branches) to perform this Credit Facility Agreement or credit facility division.

Article 8. Breach of Contract

(1). It is deemed that Party A conducts breach of contract in any of the following circumstances:

I. Party A does not use the loan for the purpose as stipulated in this Agreement;

II. Party A does not repay or pay the principal of credit facility (including the imprested money), interest, expenses and any other payable sum on time as stipulation;

III. Party A does not perform any responsibilities of Article 7 of this Agreement;

IV. Any breaches by Party A under other Loan Agreement or Guaranty Agreement or any breaches by the guarantee under the terms of Guaranty Agreement which might affect Party A to perform his liabilities of this Agreement;

V. The mortgage or pledge provided for this Agreement is obviously devaluation and affects Party B’s benefits. In addition, the mortgagor or the pledgor does not provide the supplementary guaranty;

VI. Party A or guarantee’s business seriously deteriorates;

VII. Party A or the guarantee has the actions of transferring the property, withdrawing the capital and other actions of evading indebtedness;

VIII. Party A or the guarantee loses his commercial creditworthiness;

IX. There are disputes, litigations between Party A or the guarantee and the third party or any other circumstances which are judged by Party B to be disadvantageous or threatening to his rights and benefits;

X. Any reasons which already or might cause Party A or the guarantee to lose his repayment ability;

XI. Party A or the guarantee intentionally conceals the material facts relating to this Agreement or provides fraud information;

XII. Party A indicates expressly or his actions expresses that he would not undertake the liabilities under this Agreement before the expiration date of this Agreement;

XIII. Any material occurrences happen on Party A which affect the security of the loan and Party A does not inform Party B;

(2). Breach of contract by Party B:

I. does not perform Party B’s liabilities set forth in Article 7 of this Agreement;

II. does not perform relevant Party B’s responsibilities under every single credit facility application of this Agreement.

Article 9. Responsibilities of Breach of Contract

(1). If Party A commits any breaches of Clause 1, Article 8 of this Agreement, Party B has the right to take the following actions solely or simultaneously:

I. requires Party A to rectify it within the required time;

II. adjusts or cancels the credit facility to Party A at any time and suspend to perform this Agreement or any credit facility under this Agreement;

III. informs Party A to suspend this Agreement and requires Party A to regain his performance ability or provide the guaranty acceptable to Party B;

IV. rescinds this Agreement;

V. announces that the credit facility and expenses incurred under this Agreement have become due and requires Party A to repay immediately;

VI. deducts the principal and interest of credit facility, expenses and liquidate damages directly from all Party A’s accounts.

(2). If Party B has committed any breaches of Clause 2, Article 8 of this Agreement, Party A has the right to take the following actions solely or simultaneously:

I. requires Party B to rectify it within the required time;

II. repays the loan in advance.

Article 10. Governing Laws and Dispute Settlements

The governing law for this Agreement shall be laws of People’s Republic of China.

Any dispute arising from the performance of this Agreement shall be settled by negotiation between the parties. In case no settlement is  reached, the dispute shall be settled in the following (1) solution:

(1). to be submitted to the People’s Court located in the region of Party B;

(2). to be submitted to (/) Arbitration Committee. The arbitration shall be conducted according to the Committee’s own arbitration rules.

Article 11. Effectiveness

This Agreement shall come into effect if it satisfies the following conditions:

(1). this Agreement has been signed and stamped by the authorized persons of both parties;

(2). the guaranty documents under this Agreement have become valid.

Article 12. Miscellaneous

(1). any modification or replenishing of this Agreement shall be made in writing and contributes as undivided parts of this Agreement;

(2). there are five original copies of this Agreement. Party A retains two copies, the guarantee retains one copy and Party B retains two copies. All of these copies have the same legal force.

Party A (Stamp): Shenzhen Bak Battery Co., Ltd (stamped)

Authorized person (signature/stamp): /s/ Mr. Xiangqian Li

Date: August 31, 2006

Party B (Stamp): Shenzhen Branch, Bank of China (stamped)

Authorized person (signature/stamp): /s/ Mr. Wenhao Zhang

Date: August 31, 2006